Exhibit 10.4

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

dated as of January 28, 2011

between

GENERAL ELECTRIC COMPANY

and

NAVY, LLC

SCHEDULES

SCHEDULE A	GE Services
SCHEDULE B	GE Facilities
SCHEDULE C	Newco Services
SCHEDULE D	Newco Facilities

This Transition Services Agreement, dated as of January 28, 2011 (this “Agreement”), is made between General Electric Company, a New York corporation (“GE”), and Navy, LLC, a Delaware limited liability company (“Newco”).

RECITALS

WHEREAS, GE, NBC Universal Media, LLC (f/k/a NBC Universal, Inc.), Comcast Corporation (“Comcast”) and Newco entered into that certain Master Agreement dated as of December 3, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”).

WHEREAS, pursuant to the Master Agreement, the Parties (as defined below) agreed that (a) GE shall provide or cause to be provided to the Newco Entities (as defined below) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein and (b) Newco shall provide or cause to be provided to the GE Entities (as defined below) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, the Master Agreement requires execution and delivery of this Agreement by GE and Newco at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Master Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03.

“Agreement” shall have the meaning set forth in the Preamble.

“Comcast” shall have the meaning set forth in the Recitals.

“Comcast Services Agreement” means the Services Agreement, dated as of the date hereof, between Comcast and Newco, as the same may be amended from time to time.

“Confidential Information” shall have the meaning set forth in Section 11.03(a).

“Controlling Party” shall have the meaning set forth in Section 8.05(b).

“Dispute” shall have the meaning set forth in Section 9.01(a).

“Expiration Date” means January 28, 2015.

“Facilities” shall have the meaning set forth in Section 5.02(b).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GE” shall have the meaning set forth in the Preamble.

“GE Entities” means GE and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing (and which, for purposes of clarification, excludes any businesses acquired (by purchase of assets or equity or otherwise) by GE or its Subsidiaries following the Closing, other than businesses acquired pursuant to Contracts in effect on the date hereof).

“GE Facilities” shall have the meaning set forth in Section 5.02(a).

“GE Materials” shall have the meaning set forth in Section 3.01(a).

“GE Services” shall have the meaning set forth in Section 2.01(a).

“GE Services Manager” shall have the meaning set forth in Section 2.04(a).

“Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.05(a).

“Master Agreement” shall have the meaning set forth in the Recitals.

“NBCU” means (i) before the Closing, NBC Universal, Inc. and (ii) after the Closing, NBC Universal Media, LLC, the Delaware limited liability company into which NBC Universal, Inc. is converted at the Closing.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Entities” means Newco and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing (and which, for purposes of clarification, excludes any businesses acquired (by purchase of assets or equity or otherwise) by Newco or its Subsidiaries following the Closing, other than businesses acquired pursuant to Contracts in effect on the date hereof).

“Newco Facilities” shall have the meaning set forth in Section 5.02(a).

“Newco Materials” shall have the meaning set forth in Section 3.01.

“Newco Services” shall have the meaning set forth in Section 2.01(a).

“Newco Services Manager” shall have the meaning set forth in Section 2.04(b).

“Party” means GE and Newco individually, and “Parties” means GE and Newco collectively, and, in each case, their permitted successors and assigns.

“Prime Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

“Provider” means the Party or its Subsidiary or Affiliate providing a Service or an Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.01.

“Recipient” means the Party or its Subsidiary or Affiliate to whom a Service or any Additional Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.04.

“Representatives” shall have the meaning set forth in Section 11.03(a).

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Service Charges” shall have the meaning set forth in Section 6.01(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Six Sigma Materials” shall have the meaning set forth in Section 3.03.

“Six Sigma Provider” means Six Sigma Academy, Maurice L. Berryman, Minitab, Inc., Decisioneering, Inc., PROMODEL Corporation and any other Person with whom GE has a license relating to the use of the Six Sigma program.

“Termination Charges” shall mean any and all fees or expenses (which may include wind-down costs, breakage fees, early termination fees or charges, or minimum volume make-up charges) payable to any unaffiliated third-party provider as a result of any early termination or reduction of a Service; provided, that if the Recipient fails to provide the requisite notice under this Agreement or the applicable Schedule for the early termination or reduction of a Service, such fees and expenses may also include internal charges, costs and expenses incurred as a result of such termination or reduction.

“Third Party Claim” shall have the meaning set forth in Section 8.05(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01 Services. (a) Subject to the terms and conditions of this Agreement, GE shall continue to provide (or cause to be continued to be provided) to the Newco Entities the services listed in Schedule A and Schedule B attached hereto (the “GE Services”). Subject to the terms and conditions of this Agreement, Newco shall continue to provide (or cause to be continued to be provided) to the GE Entities the services listed in Schedule C and Schedule D attached hereto (the “Newco Services”, and collectively with the GE Services and any Additional Services, the “Services”). All the Services shall be for the sole use and benefit of the respective Recipient and its respective Party. For the avoidance of doubt, none of the Services listed on any Schedule shall require the relevant Provider to provide the legal services of any attorney to the Recipient in connection with any such Service. Notwithstanding anything to the contrary contained in this Agreement, GE shall not be obligated to provide any services (i) that historically have not been generally provided under transition services agreements to former businesses that were divested by GE, (ii) that are not appropriate to be provided, in the reasonable judgment of GE, due to constraints under Law, (iii) that, in accordance with internal policies, procedures or practices of GE in effect prior to the date hereof, GE does not provide to an entity in which GE holds a minority equity interest, or (iv) that are provided through a third party provider and the relevant Contract with the third party does not permit such service to be provided to Newco (Section 6.21 of the NBCU Disclosure Letter to the Master Agreement sets forth an illustrative list of services that GE is not obligated to provide to Newco after the Closing by virtue of the limitations set forth in the foregoing clauses (i)-(iii)).

(b) Notwithstanding anything to the contrary contained in this Agreement or in the Master Agreement, if any Service to be provided by the Provider under this Agreement is (a) provided through a third party provider or (b) dependent in whole or in part upon receipt by the Provider of services, rights (e.g., license rights) or functionalities provided by a third party, the Provider shall not be obligated to provide such Service from and after the earlier of (i) the termination or expiration of the Provider’s agreement with such third party provider or (ii) such time as the Provider no longer is permitted, whether as a result of the passage of time following the reduction in GE’s ownership of NBCU as a result of the consummation of the transactions contemplated by the Master Agreement or by reason of subsequent reductions in the level of GE’s direct or indirect ownership percentage in Newco, to (x) continue to provide such Service under its agreement with such third party provider or (y) receive such rights or functionalities from such third party; provided that, in the case of clause (ii), the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such limitation from such third party (it being understood that the Provider shall not be required to make any payment (unless the Recipient agrees to the amount of any such payment and provides the Provider in advance with the funds to enable the Provider to make such payment) or otherwise grant any accommodation to such third party in order to obtain such waiver).

Section 2.02 Duration of Services. Subject to the terms of this Agreement (including Section 2.01(b)), each of GE and Newco shall continue to provide or cause to be continued to be provided to the respective Recipients each Service until the earliest to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth in Schedule A, Schedule B, Schedule C or Schedule D (each a “Schedule”, and collectively, the “Schedules”), (ii) termination of such Service pursuant to Article X and (iii) except for the Services in Finance-3 of Schedule A and HR-5 of Schedule C, the Expiration Date. In connection with the expiration or termination of any Service, the Provider of such

Service shall, upon the request of the applicable Recipient, cooperate in good faith with, and use commercially reasonable efforts to assist, such Recipient in its efforts to transition itself to a stand alone entity with respect to such Service.

Section 2.03 Additional Unspecified Services. After the date hereof, subject to the last sentence of Section 2.01(a), if GE or Newco identifies a service that (a) the GE Entities provided to the NBCU Businesses prior to the Closing Date that Newco reasonably needs in order for the Combined Businesses to continue to operate in substantially the same manner in which the NBCU Businesses operated prior to the Closing Date, and such service was not included in Schedule A or Schedule B (other than because the Parties agreed such service shall not be provided or because such service is included in the Comcast Services Agreement), or (b) the NBCU Businesses provided to GE or its Affiliates prior to the Closing Date that GE reasonably needs in order for GE or its Affiliates to continue to operate in substantially the same manner in which GE or its Affiliates operated prior to the Closing Date, and such service was not included in Schedule C or Schedule D (other than because the Parties agreed such service shall not be provided), then, in each case, Newco and GE shall use commercially reasonable efforts to provide such requested services (such additional services, the “Additional Services”). GE and Newco will have ninety (90) days after the date hereof to request Additional Services. Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the incremental fees and termination date with respect to such Additional Services) and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.04 Transition Services Managers. (a) GE hereby appoints and designates Anthony Anderson to act as its initial services manager (the “GE Services Manager”), who will be directly responsible for coordinating and managing the delivery of the GE Services and have authority to act on GE’s behalf with respect to matters relating to this Agreement. The GE Services Manager will work with the personnel of the GE Entities to periodically address issues and matters raised by Newco relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from Newco to GE pursuant to this Agreement regarding significant matters involving the Services set forth in the Schedules shall be made through the GE Services Manager, or such other individual as specified by the GE Services Manager in writing and delivered to Newco by email or facsimile transmission with receipt confirmed. GE shall notify Newco of the appointment of a different GE Services Manager, if necessary, in accordance with Section 11.05.

(b) Newco hereby appoints and designates John Eck to act as its initial services manager (the “Newco Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Newco Services and have authority to act on Newco’s behalf with respect to matters relating to this Agreement. The Newco Services Manager will work with the personnel of the Newco Entities to periodically address issues and matters raised by GE relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from GE to Newco pursuant to this Agreement regarding significant matters involving the Services set forth in the Schedules shall be made through the Newco Services Manager, or such other individual as specified by the Newco Services Manager in writing and delivered to GE by email or facsimile transmission with receipt confirmed. Newco shall notify GE of the appointment of a different Newco Services Manager, if necessary, in accordance with Section 11.05.

ARTICLE III

GREEN MATERIALS

Section 3.01 Corporate Policies. (a) GE shall provide Newco access and rights to those compliance policies and manuals currently published on the GE Intranet (the “GE Materials”). Newco may create materials based on the GE Materials for distribution to employees and suppliers of Newco and use such materials in the operation of the Combined Businesses in substantially the same manner as such materials were used by the NBCU Businesses prior to the Closing. It is understood and agreed that GE makes no representation or warranty in this Agreement, express or implied, as to accuracy or completeness of the GE Materials or as to the suitability of the GE Materials for use by Newco in respect of its business or otherwise.

(b) Notwithstanding the foregoing, (i) the text of any compliance policies and manuals related to or based upon the GE Materials created by Newco on behalf of its business (“Newco Materials”) may not contain any references to GE (or any use of its marks, names, trade dress, logos or other identifiers of the same), GE’s publications, GE’s personnel (including senior management) or GE’s management structures, (ii) the title of any of the policies, manuals or other documents comprising the GE Materials (to the extent not generic) may not be used in the Newco Materials or any materials created by Newco on behalf of its business and (iii) while Newco may use the content of the GE Materials in the Newco Materials, any such materials may not be substantially similar, in part or in whole, to the GE Materials, as applicable, in appearance, form, style and/or otherwise (in each case, to the extent not generic).

Section 3.02 Limitation on Rights and Obligations with Respect to the GE Materials. (a) GE shall have no obligation (i) to notify Newco of any changes or proposed changes to any of the GE Materials, (ii) to include Newco in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to Newco for review and comment or (iv) to provide Newco with any updated materials relating to any of the GE Materials. Newco acknowledges and agrees that, except as expressly set forth above and as between the Parties, GE reserves all rights in, to and under, including all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or, except as otherwise expressly provided herein, use shall vest in Newco or any of its Subsidiaries. Newco shall own all Newco Materials created in accordance with, and subject to the restrictions of, this Article III. Further, Newco agrees to take all actions necessary to ensure that the GE Materials are not used by it or any of its Subsidiaries for any purpose other than the purposes set forth above, provided, that Newco shall only be required to take those actions it would consider advisable with respect to protecting the use of Newco proprietary or sensitive business materials. Newco will allow GE reasonable access to personnel and information as reasonably necessary to determine Newco’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of Newco. Notwithstanding any other provision contained herein, in the event that GE reasonably determines that Newco has not materially complied with some or all of its obligations with respect to any or all of the GE Materials, GE may terminate Newco’s rights with respect to such GE Materials upon written notice to Newco and, in such case, GE shall be entitled to require such GE Materials to be returned to GE or destroyed (with such destruction certified in writing to GE) promptly after such termination.

(b) If Newco determines to cease to avail itself of any of the GE Materials referred to in this Article III or upon expiration of any period during which Newco is permitted to use any of the GE Materials, GE and Newco shall cooperate in good faith to take reasonable appropriate actions to effectuate such determination or expiration and protect GE’s rights and interests in the GE Materials.

Section 3.03 Six Sigma Materials. GE, subject to any existing legal or contractual obligations in connection with GE’s agreements with the Six Sigma Providers that require GE to assert a claim, agrees not to assert any claim that GE may, now or in the future, have against Newco arising solely out of Newco’s internal use of software, documentation and other materials owned by GE relating to the Six Sigma program in use by the NBCU Businesses prior to the date hereof (the “Six Sigma Materials”) by its employees. Notwithstanding the foregoing, GE’s agreement not to assert claims against Newco shall not extend to any claim that GE may have at any time against Newco arising out of or in connection with, and solely to the extent of, (a) any breach of any obligation to maintain the confidentiality of the Six Sigma Materials, (b) use of the GE Name and GE Marks in connection with the Six Sigma Materials, (c) any use, other than Newco’s internal use with its employees in accordance with the foregoing, of the Six Sigma Materials, including use of the Six Sigma Materials by the customers or suppliers of Newco, or (d) any claim arising out of circumstances or facts relating to a claim or proceeding against GE or any of its Affiliates by or on behalf of a Six Sigma Provider or any Affiliate thereof. Newco acknowledges and agrees that the Six Sigma Materials and other materials owned by others and relating to the Six Sigma program are confidential and proprietary information. Further, Newco agrees to, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that the Six Sigma Materials and such other materials are not disclosed to any Person other than Newco Entities.

ARTICLE IV

OTHER ARRANGEMENTS

Section 4.01 Software and Software Licenses. (a) If and to the extent requested by Newco, GE shall use commercially reasonable efforts to assist Newco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, GE Services; provided, however, that Newco shall identify the specific types and quantities of any such software licenses; provided, further, that GE shall not be required to pay any fees or other payments (unless Newco agrees to the amount of any such fee or payment and provides GE in advance with the funds to enable GE to pay such fee or make such payment) or incur any obligations to enable Newco to obtain any such license or rights; and provided, further, that GE shall not be required to seek broader rights or more favorable terms for Newco than those applicable to the NBCU Businesses prior to the date hereof or as may be applicable to GE from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that Newco will be able to obtain such licenses or rights on acceptable terms or at all and, where GE enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

(b) If and to the extent requested by GE, Newco shall use commercially reasonable efforts to assist GE in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, the Newco Services; provided, however, that GE shall identify the specific types and quantities of any such software licenses; provided, further, that Newco shall not be required to pay any fees or other payments (unless GE agrees to the amount of any such fee or payment and provides Newco in advance with the funds to enable Newco to pay such fee or make such payment) or incur any obligations to enable GE to obtain any such license or rights; and provided, further, that Newco shall not be required to seek broader rights or more favorable terms for GE than those applicable to the Contributed Comcast Businesses or the NBCU Businesses, as the case may be, prior to the date hereof or as may be applicable to Newco from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Newco’s efforts will be successful or that GE will be able to obtain such licenses or rights on acceptable terms or at all and, where Newco enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

Section 4.02 Six Sigma Third Party Licenses. (a) If and to the extent requested by Newco, GE shall use commercially reasonable efforts to assist Newco in its efforts to obtain non-exclusive licenses (or other appropriate rights) to use, duplicate, distribute, practice and otherwise exploit as necessary, materials, concepts, software and methodology necessary for Newco to continue the Six Sigma program in use by the Combined Businesses immediately prior to the date hereof from the Six Sigma Providers; provided, however, that GE shall not be required to pay any fees or other payments or incur any obligations to enable Newco to obtain any such license or rights. The Parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that Newco will be able to obtain such licenses or rights on acceptable terms or at all.

(b) If and to the extent that on or prior to the date hereof Newco has not obtained licenses (or other appropriate rights) from the Six Sigma Providers to use, duplicate, distribute, practice and otherwise exploit as necessary, the materials, concepts, software and methodology necessary for Newco to continue the Six Sigma program in use by the NBCU Businesses immediately prior to the date hereof, Newco shall, and shall cause its Affiliates to, cease using any and all such materials, concepts, software and methodology owned by the party or parties with whom Newco has been unable to obtain such licenses or other rights and return to GE on the date hereof all such materials, concepts, software and methodology.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 GE Computer-Based and Other Resources. As of the date hereof, except as otherwise expressly provided in the Master Agreement or in any Ancillary Agreement, or unless required in connection with the performance of or delivery of a Service, Newco and its Affiliates shall cease to use and shall have no further access to, and GE shall have no obligation to otherwise provide, the GE Intranet and other owned or licensed computer software, networks, hardware or technology of GE or its Affiliates and shall have no access to, and GE shall have no obligation to otherwise provide, computer-based resources (including email and access to GE’s or its Affiliates’ computer networks and databases) which require a password or are available on a secured access basis. From and after the date hereof, Newco and its Affiliates shall cause all of their personnel having access to the GE Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Master Agreement, any Ancillary Agreement or in connection with performance, receipt or delivery of a Service to comply with all applicable security guidelines (including applicable physical security, network access, internet security, confidentiality and personal data security guidelines) of GE and its Affiliates (of which GE provides Newco prior notice). Newco shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. GE and Newco agree to use their respective commercially reasonable efforts to cooperate and fully implement this paragraph promptly.

Section 5.02 Co-location and Facilities Matters. (a) GE hereby grants to Newco a limited license to use and access space at certain facilities and to continue to use certain furnishings and equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule B (the “GE Facilities”), for substantially the same purposes as used in the NBCU Businesses immediately prior to the date hereof. Newco hereby grants, or shall cause one or more of its Affiliates to grant, to GE a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule D (the “Newco Facilities”), for substantially the same purposes as used by GE other than in the NBCU Businesses immediately prior to the date hereof. In the event that after the date hereof, either GE or Newco determines (i) within ninety (90) days after the date hereof, that there are other facilities where such Party reasonably needs to co-locate in order (A) for the Combined Businesses to continue to operate in substantially the same manner in which the NBCU Businesses operated prior to the Closing Date or (B) for GE or its Affiliates to continue to operate in substantially the same manner in which GE or its Affiliates operated prior to the Closing Date, as applicable and such other facilities are not listed in Schedule B or Schedule D, as applicable (other than because the Parties agreed that such facilities would not be provided), or (ii) that such Party does not require use of one or more of the GE Facilities or Newco Facilities, as the case may be, such Party may request a corresponding change to Schedule B or Schedule D, as applicable, and the Parties will discuss such Party’s request and negotiate in good faith a mutually satisfactory arrangement. For the avoidance of doubt, at each of the GE Facilities and Newco Facilities, GE and Newco, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the personnel of GE and Newco, as the case may be, substantially all ancillary services that are provided as of the date hereof to its own employees at such facility, such as, by way of example and not limitation, reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, technical and/or computer support services (to the extent provided in accordance with past practices and, subject to the proviso in Section 2.01(b), to the extent GE or Newco continues to be permitted under arrangements with the third party providers of such services to provide such services) and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a GE Facility or a Newco Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear. GE and Newco shall each maintain property insurance covering its respective real and personal property, or in which it has an insurable interest, including real and personal property of Persons in which it has an insurable interest or legal obligation to insure, and improvements and betterments, in each case insofar as such real and personal property is used in connection with the Services being provided hereunder.

(b) The Parties shall permit only their authorized Representatives, contractors, invitees or licensees to use the Newco Facilities and GE Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earliest of (i) the expiration date relating to each Facility set forth in Schedule B or Schedule D, as applicable, (ii) termination of such Service pursuant to Article X and (iii) the Expiration Date and shall deliver over to the other Party or its Subsidiaries, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear and fire or other casualty excepted; provided, however that, in the event that the third party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third party lease, unless otherwise mutually agreed by the Parties. In addition to the access rights provided under Section 5.03, the Parties or their Subsidiaries, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable; provided, however that, subject to the terms of any applicable third party lease agreement, each Party shall to the extent reasonably practicable provide reasonable advance notice to the other Party. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the other Party in accordance with Article VIII in respect of, the acts and omissions of its Subsidiaries, Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease governing any Facility to the extent that such requirement relates to the portion of the Facility used by such Party. The Parties shall not make, and shall cause their respective Subsidiaries and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Subsidiaries, as applicable. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to this Section 5.02 shall be in the nature of a license and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third party) or other estate or possessory rights in Newco or GE, or their respective Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

Section 5.03 Access. (a) Newco shall, and shall cause its Subsidiaries to, allow GE and its Representatives reasonable access to the facilities of Newco and its Subsidiaries necessary for GE to provide Services under this Agreement.

(b) GE shall, and shall cause its Subsidiaries to, allow Newco and its Representatives reasonable access to the facilities of GE and its Subsidiaries necessary for Newco to provide Services under this Agreement.

Section 5.04 Corporate Payment Services. (a) On the terms and subject to the conditions set forth in the Global Business Charge Account Program Agreement (GE Banks), dated as of March 28, 2008, among GE, GE Capital Financial Inc. and GE Capital Bank Limited and the Global Business Charge Account Program Agreement (AMEX), dated as of March 28, 2008, between GE and American Express Travel Related Services Company, Inc. (together, the “Program Agreements”), GE agrees to provide transition services related to Corporate Card administration, Purchasing Card administration and Travel & Living Expense Reporting as specified on Schedule A hereto, in each case for the relevant period specified on Schedule A hereto, unless earlier terminated by Newco or GE in accordance with the terms of this Agreement or the Program Agreements.

(b) As of the date hereof, GE hereby assigns to Newco, and Newco hereby assumes from GE, the obligations of GE under the Program Agreements with respect to the services provided to GE under the Program Agreements with respect to NBCU Businesses, and Newco agrees to assume, pay, perform and discharge when due all Liabilities and obligations of Newco and GE under the Program Agreements with respect to the NBCU Businesses (the “Program Agreements Obligations”), including making all payments when due as owed and as required of the NBCU Businesses under the Program Agreements in respect of such Program Agreements Obligations, and GE shall not retain nor have any responsibility for such Program Agreements Obligations. The Parties shall each execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to give effect to this Section 5.04(b).

(c) GE shall have the right to terminate any and all corporate charge cards, purchasing cards, accounts and services under the Program Agreements (to the extent such Services are provided pursuant to Section 5.04(a)) if Newco fails to pay, perform or discharge when due any of the Program Agreements Obligations.

ARTICLE VI

COSTS AND DISBURSEMENTS

Section 6.01 Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules hereto, a Recipient of Services shall pay to the Provider of such Services a monthly fee for each Service (or category of Services, as applicable) as provided for in the relevant Schedule (the fee for a particular Service (or category of Services, as applicable) constituting a “Service Charge” and, collectively, “Service Charges”). The Service Charge for each Service (or category of Services, as applicable) as of the date hereof is set forth opposite such Service (or category of Services, as applicable) in the relevant Schedule. During the term of this Agreement, except as set forth on the relevant Schedule, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is an increase after the date hereof in the costs actually incurred by the Provider in providing such Services (or category of Services, as applicable), including as a result of (i) an increase in the amount of such Services (or category of Services, as applicable) being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (or category of Services, as applicable) (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services (or category of Services, as applicable), or (iv) without limiting the Provider’s obligations under Section 7.01, any increase in costs relating to any changes in the quality or nature of the Services (or category of Services, as applicable) provided, or how the Services (or category of Services, as applicable) are provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b) Except as otherwise provided in a Schedule, the Provider shall deliver an invoice to the Recipient on a monthly basis for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges due to the Provider under this Agreement. The Recipient shall pay the amount of such invoice by wire transfer to the Provider within thirty (30) days of the date of such invoice as instructed by the Provider; provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest from and including the date such payment is due, to but excluding the date of payment, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

Section 6.02 No Right to Set-Off. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that the Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the Recipient to the Provider under this Agreement. For the avoidance of doubt, any Service Charge that is processed through the General Electric intercompany billing system as a net settlement shall not be deemed as a set-off.

ARTICLE VII

STANDARD FOR SERVICE

Section 7.01 Standard for Service. Except as otherwise provided in this Agreement, and provided that the Provider is not restricted by an existing contract with a third party or by Law, the Provider agrees to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Provider (which in the case of Newco and its Subsidiaries and its Affiliates providing Services hereunder, shall mean the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the NBCU Businesses for GE) prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided to the Provider’s Affiliates or other business components). Notwithstanding the foregoing, the nature, quality and standard of care that the Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event there is any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of the Services, the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such restriction from such third party (it being understood that the Provider shall not be required to make any payments (unless the Recipient agrees to the amount of any such payment and provides the Provider in advance with the funds to enable the Provider to make such payment) or otherwise grant any accommodation to such third party in order to obtain such waiver) and, if such waiver is not obtained, the Provider shall use its commercially reasonable best efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 7.01.

Section 7.02 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to their use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER

EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 7.03 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01 Limited Liability of a Provider. Notwithstanding Article VII, no Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by such Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to the Recipient or its Affiliates or Representatives, except to the extent that the Recipient or its Affiliates or Representatives suffer a Loss that results from such Provider Indemnified Party’s willful breach of this Agreement, or gross negligence or willful misconduct in connection with the provision of any such Services, transactions, actions or inactions.

Section 8.02 Additional Limitation on Liability. (a) Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including business interruption or loss of profits other than any such damages actually awarded to a third party in connection with a Third Party Claim.

(b) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, GE’s total liability (in connection with the provision of Services by GE and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to GE.

(c) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, Newco’s total liability (in connection with the provision of Services by Newco and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Newco.

Section 8.03 Indemnification of Each Provider by the Relevant Recipient. Each Recipient shall indemnify and hold harmless each relevant Provider Indemnified Party from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided that such Recipient shall not be responsible for any Losses (i) of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s willful breach of this Agreement or gross negligence or willful misconduct in connection with the provision of Services hereunder or (ii) for which the Provider is required to indemnify a Recipient Indemnified Party pursuant to Section 8.04.

Section 8.04 Indemnification of Each Recipient by the Relevant Provider. Subject to the limitations set forth in Section 8.02, each Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a Party, to the extent caused by, resulting from, or arising out of or in connection with (i) the willful breach of this Agreement by such Provider or the gross negligence or willful misconduct of such Provider in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement or (ii) any violation of applicable Law by such Provider.

Section 8.05 Notification of Claims. (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened claim, demand or proceeding that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand or proceeding asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.05(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. GE and Newco, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 8.05(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party.

Section 8.06 Exclusive Remedies. Except as otherwise set forth in Section 8.09 hereof or in the case of intentional fraud, the Parties acknowledge and agree that the indemnification provisions of Section 8.03 and Section 8.04 shall be the sole and exclusive remedies of any Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that they may at any time suffer or incur, or become subject to, as a result of any failure by the other Party to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 8.07 Additional Indemnification Provisions. (a) With respect to each indemnification obligation contained in this Agreement all Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article VIII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c) For the avoidance of doubt, Losses covered by Section 8.03 or Section 8.04 may include Losses incurred in connection with a Third Party Claim.

Section 8.08 Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, GE’s or Newco’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 8.09 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.10.

Section 8.10 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.01 Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), GE and Newco agree that the GE Services Manager and the Newco Services Manager (or such other people as GE and Newco may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of GE and Newco within sixty (60) days after the initial notice of the Dispute (or such longer period as the Parties may agree), then, the Chief Financial Officer of Newco on behalf of Newco and Senior Counsel for Transactions of GE on behalf of GE shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with the judicial process referred to in Sections 12.10 and 12.11 of the Master Agreement, provided that such judicial process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally adjudicated pursuant to the dispute resolution and/or judicial process set forth in Section 9.01(a), it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) Business Days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus interest, from and including the date of the payment by the Recipient, to but excluding the date of reimbursement by the Provider, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) Business Days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus interest, from and including the date such payment originally should have been made by the Recipient, to but excluding the date of reimbursement by the Recipient, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Any such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE X

TERM AND TERMINATION

Section 10.01 Term and Termination. (a) This Agreement shall commence immediately upon the Closing Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least sixty (60) days’ prior written notice to the Provider of such termination (unless a longer notice period is specified in the Schedules), in each case, subject to the obligation to pay Termination Charges; (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; or (C) immediately upon mutual agreement of the Parties and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. If the termination of a Service pursuant to clause (i)(A) or (i)(B) would, in the reasonable determination of the Provider, require the termination or partial termination of, or otherwise affect the provision of, any other Service, the Provider shall, in the case of the termination of a Service pursuant to clause (i)(A), within thirty (30) days, and in the case of the termination of a Service pursuant to clause (i)(B), within fifteen (15) days, following the delivery of termination notices pursuant to such clauses, provide written notice to the Recipient listing each such affected Service and Recipient may withdraw its termination notice. If such termination notice is not withdrawn, Provider’s obligation to provide the Services listed in its notice shall terminate automatically with the termination of such Service. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by the Recipient, the applicable Service Charge shall, to the extent appropriate (if any), be adjusted in light of all relevant factors, including the costs and benefits to the Provider of any such reductions and any applicable Termination Charges, in a manner consistent with the methodologies used to determine the Service Charges set forth in the applicable Schedules. The relevant Schedule shall be updated to reflect any reduced Service. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 10.02 Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges, any other fees, costs and expenses owed and payable in respect of Services pursuant to the terms of this Agreement provided prior to the effective date of termination and (ii) Termination Charges. Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, the fourth sentence of Section 5.02(b), Article VIII (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

Section 10.03 Force Majeure. (a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give reasonably prompt notice of suspension to the other stating the date and extent of such suspension and the cause thereof (provided, however, the failure of a Party to provide such notice shall not be deemed a waiver of its rights under this Section 10.03 except to the extent the other Party is actually prejudiced by such failure).

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure or any Termination Charges) if a Force Majeure shall continue to exist for more than ten (10) consecutive days, it being understood that Recipient shall not be required to provide any advanced notice of such termination to Provider.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 11.02 Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (1) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider; and (2) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for services as set forth in Article VII and the content of the Services provided to the Recipient.

Section 11.03 Confidentiality.

(a) Each Party agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only for purposes of this Agreement and not for any other purpose. Subject to the limitations set forth in Section 8.02, each Party agrees that it shall be responsible for any breach of the provisions of this Section 11.03 by any of its Representatives to whom it discloses Confidential Information. Each Party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Party’s Representatives in the normal course of the performance of their duties with respect to this Agreement;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject); provided that, unless otherwise prohibited by Law, such Party agrees to give the other Party prompt notice of such request(s), to the extent practicable, so that the other Party may seek an appropriate protective order or similar relief (and such Party shall cooperate with such efforts by such other Party and shall in any event make only the minimum disclosure required by such Law, rule or regulation);

(iii) to the extent required by the rules and regulations of the Securities and Exchange Commission or stock exchange rules.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any Party.

“Confidential Information” means any information concerning a Party or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of such Party or any such Subsidiaries in the possession of or furnished to any other Party, in each case, as a result of or in connection with the provision of Services pursuant to this Agreement; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such other Party or its directors, officers, employees, shareholders, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) was available to such other Party on a non-confidential basis prior to its disclosure to such other Party or its Representatives by such Party or (iii) becomes available to such other Party on a non-confidential basis from a source other than such Party after the disclosure of such information to such other Party or its Representatives by such Party, which source is (at the time of receipt of the relevant information) not, to such other Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such Party or another Person; provided that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of GE or Newco or any of their respective Subsidiaries prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clause (ii) or (iii) not be deemed Confidential Information and GE and Newco shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 11.03 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

(c) This Section 11.03 shall not apply to the Parties’ obligations in respect of “Confidential Information” (as such term is defined in the Newco Operating Agreement), which shall be governed exclusively by the terms of the Newco Operating Agreement.

Section 11.04 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 11.05 Notices. Except with respect to communications by the GE Services Manager and the Newco Services Manager under Section 2.03, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

(i)	if to GE:

General Electric Company

3135 Easton Turnpike, W3A24

Fairfield, CT 06828

Attention:    Senior Counsel for Transactions

Facsimile:   (203) 373-3008

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:    Howard Chatzinoff

        Jay Tabor

Facsimile:    (212) 310-8007

(ii)	if to Newco:

NBC Universal, LLC

30 Rockefeller Plaza

New York, NY 10012

Attention:    General Counsel

Facsimile:   (212) 664-2147

with a copy to:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Attention:    General Counsel

Facsimile:   (215) 286-7794

Section 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall alter any Related Party NBCU Contract that GE and Comcast have agreed, pursuant to Section 6.20 of the Master Agreement or otherwise, will survive the Closing under the Master Agreement.

Section 11.08 No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE or the NBCU Businesses, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.09 Governing Law. This Agreement and any Disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 11.10 Venue. Each Party agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 9.01, such Dispute shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally: submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court; consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.05; and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.11 Amendment; Waiver. No provision of this Agreement, including any Schedules hereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

Section 11.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) GE and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GE and Newco, except that GE and Newco may each assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall release GE or Newco from any liability or obligation under this Agreement.

Section 11.15 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GE, Newco or any of their respective Affiliates shall have any liability for any obligations or liabilities of GE, Newco or any of their respective affiliates, respectively, under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ Briggs Tobin
Name: Briggs Tobin
Title: Senior Counsel–Transactions

[Signature Page to GE Transition Services Agreement]

NAVY, LLC

By:	/s/ Malvina Iannone
	Name:	Malvina Iannone
	Title:	Vice President and Secretary, Navy Holdings, Inc., its Sole Member

[Signature Page to GE Transition Services Agreement]